Exhibit 23.1

CONSENT OF INDEPENDENT

PUBLIC ACCOUNTANTS

We have issued our report dated March 8, 2012 accompanying the consolidated financial statements of Glen Burnie Bancorp (the “Company”) and subsidiaries included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 which are incorporated by reference in this Registration Statement.  We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption “Experts.”

/s/ TGM GROUP LLC

Salisbury, Maryland
May 10, 2012